Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
EMPLOYERS HOLDINGS, INC.

ARTICLE I
Section 1.1    The name of this Corporation is Employers Holdings, Inc. (the "Corporation").

ARTICLE II
Section 2.1    The name and complete business address in the State of Nevada of the Corporation's resident agent for service of process is:
CSC Services of Nevada, Inc.
2215-B Renaissance Drive
Las Vegas, NV 89119

ARTICLE III
Section 3.1    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under Chapter 78 of Title 7 of the Nevada Revised Statutes (the "NRS").

ARTICLE IV
Section 4.1    The total number of shares of stock which the Corporation shall have authority to issue is 175,000,000 shares of capital stock, consisting of (i) 25,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), and (ii) 150,000,000 shares of common stock, par value $0.01 per share (the "Common Stock").
Section 4.2    The shares of Common Stock of the Corporation shall be of one and the same class. The holders of Common Stock shall have one vote per share of Common Stock on all matters on which holders of Common Stock are entitled by law to vote.
Section 4.3    The board of directors of the Corporation (the "Board of Directors") is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Except as otherwise expressly provided in these Amended and Restated Articles of Incorporation (the "Articles of Incorporation") or in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock or to the extent otherwise specifically required by law (other than NRS § 78.350(1)), no holders of Preferred Stock shall have voting rights.
Section 4.4    Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

ARTICLE V
Section 5.1    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.
(b)The Board of Directors shall consist of not less than one person, and the exact number of directors constituting the Board of Directors shall be fixed from time to time by resolution adopted by a majority of the Whole Board~~.~~ The term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships.
(c)Prior to the 2019 Annual Meeting of Stockholders, the directors shall be divided into three classes, designated Class I, Class II and Class III. The terms of office of the classes of directors shall be as follows: the Class I directors shall hold office for a term expiring at the 2019 Annual Meeting of Stockholders; the Class II directors shall hold office for a term expiring at the 2020 Annual Meeting of Stockholders; and the Class III directors shall hold office for a term expiring at the 2021 Annual Meeting of Stockholders. Commencing with the 2019 Annual Meeting of Stockholders, successors to the class of directors whose terms expire at each succeeding annual meeting of stockholders shall be elected to hold office for terms expiring at the next succeeding annual meeting of stockholders. The division of directors into classes shall terminate upon the election of directors at the 2021 Annual Meeting of Stockholders, at which time all directors shall be elected to hold office for terms expiring at the next succeeding annual meeting of stockholders.
(d)A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
(e)Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled by the vote of a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by the vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Until the 2021 Annual Meeting of Stockholders, any director elected to fill a vacancy resulting from an increase in the number of directors of a class shall hold office for a term that shall coincide with the remaining term of that class. Following the 2021 Annual Meeting of Stockholders, any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term expiring at the next succeeding annual meeting of stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. In no case will a decrease in the number of directors shorten the term of any incumbent directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation applicable thereto.
(f)In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the NRS and these Articles of Incorporation.

ARTICLE VI
Section 6.1    The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article VI shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay amounts advanced if it is ultimately determined that such person is not entitled to indemnification.
Section 6.2    The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VI to directors and officers of the Corporation.
Section 6.3    The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation, the bylaws of the Corporation (the “Bylaws”), any statute, agreement, vote of stockholders or disinterested directors or otherwise. The Corporation is authorized to provide indemnification of agents (as defined in NRS § 78.7502) through Bylaw provisions, agreements with agents, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permissible under Nevada law.
Section 6.4    Any amendment, alteration, change, repeal or modification of any provision of this Article VI shall not adversely affect any rights to indemnification or to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such amendment, alteration, change, repeal or modification with respect to any acts or omissions occurring prior to such amendment, alteration, change, repeal or modification.

ARTICLE VII
Section 7.1    The liability of directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Nevada law.

ARTICLE VIII
Section 8.1    The Corporation expressly opts-out of, and elects not to be governed by, the "Acquisition of Controlling Interest" provisions contained in NRS §§ 78.378 through 78.3793 inclusive, as permitted under NRS § 78.378(1).

ARTICLE IX
Section 9.1    Unless otherwise required by law, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the President, or a majority of the Board of Directors. The ability of the stockholders to call a special meeting of stockholders is hereby specifically denied.
Section 9.2    Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action without a meeting is hereby specifically denied.

ARTICLE X
Section 10.1    The Corporation expressly reserves the right to amend, alter, change, repeal or modify any provision of these Articles of Incorporation from time to time in such manner and for such purposes as may at the time be permitted by law or as now or hereafter prescribed in these Articles of Incorporation and all rights conferred upon stockholders are granted subject to such reservation, provided, however, that in addition to any requirement of law and any other provisions of these Articles of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) or more of the combined voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors of the Corporation, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision as part of these Articles of Incorporation inconsistent with the purpose or intent of, Articles V, VI, VII or IX of these Articles of Incorporation or this Article X of these Articles of Incorporation.